Exhibit 4.19

ABC (2012) 2014

Maximum Amount Pledge Rights Contract

Contract No.: 44100720120000817

Dear customers,

To safeguard your rights and interests, please read this Contract terms carefully before signing this Contract (especially for boldface letters), pay close attention to your rights and obligations. If you have any question, please consult with the responsible bank.

Pledgee (full name): Agricultural Bank of China Limited, Qingxi Sub-branch in Dongguan

Pledgor (full name): (1) Dongguan Lite Array Co., Ltd.

   (2)

   (3)

Whereas the Pledgor is willing to offer a pledge guarantee at the maximum amount for the claims formed due to a series of business Contracts (hereinafter referred to as the “Principal Contract”) concluded between the Pledgee and Dongguan Lite Array Co., Ltd. (Hereinafter referred to as the “Debtor”) in accordance with Article I of the Contract. The parties, upon friendly consultation, enter into the Contract pursuant to relevant laws and regulations set forth by the State.

Article I Principal claim guaranteed and maximum amount

1.	The Pledgor is willing to provide guarantee for the following claims formed between the Pledgee and Debtor. The maximum balance of the claims guaranteed is RMB EIGHT HUNDRED THOUSAND ONLY(capital letters). The transactions made in foreign currency shall be translated based on the selling price on the date when the transaction as agreed in Item 1 of the article occurs.

(1)	The Pledgee shall, during the period from December 20, 2012 to June 20, 2013, handle together with the Debtor the claims formed due to the agreed transactions. Such period is for determination of the claims guaranteed at maximum amount. The above transactions include: (the item being checked shall prevail)

☐	RMB/Foreign Currency Loans ☐ LC Issuance Finance ☐ Export Packing Finance

☐	Business Draft Discount ☐ Import Bill Advance ☐ Bank Guarantee

☐	Business Draft Acceptance ☐ Export Bill Advance ☐ Account Overdraft

☐	✓Other transactions: Import paying service

(2)	For the principal of the claims not yet satisfied under the following Principal Contract established between the Pledgee and Debtor and the corresponding interest, default interest, compound interest and expenses etc., the interest, default interest, compound interest and expenses, in accordance with corresponding Principal Contract, shall be calculated up to the date the actual compensation is completed:

Contract Name	Contract No.	Principal not yet compensated	Currency

(The schedule created due to insufficient columns in the above form shall be a part of the Contract)

2.	The kind, amount, time limit and interest rate etc. of each transaction as secured under the Contract shall be subject to relevant legal documents or certificates.

3.	Within the period and maximum balance as agreed in the Contract, the Pledgee may not handle procedures for securing each transaction when issuing the loans under the Contract or providing other bank credits.

4.	The Pledgor shall assume guarantee responsibilities over a transaction occurring within the period and maximum balance agreed in the Contract, without regard to the currency.

Article II Range of pledge guarantee

The range of pledge guarantee shall include the principal of the borrowings under the Contract and the corresponding interest, default interest, compound interest, liquidated damages, damage awards, and interest and damages incurred due to delay in performance of the debts which shall be assumed by the borrower and guarantor as stipulated in Civil Procedure Law as well as all expenses incurred to the lender for realizing the claims.

For the part that exceeds the maximum balance due to change in exchange rate, the Pledgor is willing to assume guarantee responsibilities.

Article III Pledge right

1.	The Pledgor agrees to pledge in the form of time deposit certificate. The above pledge right is specifically listed in Right Pledge List 2012048 (list name and number). The pledge list serves as a part of the Contract and has the same legal effect with the Contract.

2.	The provisional price of the above pledge right is RMB EIGHT HUNDRED THOUSAND ONLY (currency and amount in capital letters). The final value of the price shall be subject to the proceeds gained from the actual disposal of the pledge right when it is realized.

Article IV Commitment of Pledgor

1.	The Pledgor has acquired the authorization required for the guarantee under the Contract in accordance with relevant stipulations and procedures.

2.	The Pledgor has complete and undisputed rights to own or dispose of the pledge right.

3.	The pledge right can be transferred according to law.

4.	There shall not be application for cancellation, announcement of its invalidity, objection, sealing-up, freezing, supervision, litigation, arbitration, report for the loss and payment stoppage and other circumstances against the pledge right.

5.	The Pledgor has solicited the approval of right co-owners with respect to the pledge matters under the Contract.

6.	The Pledgor shall, in accordance with laws and regulations, timely pay all expenses relevant to the pledge right, perform legal obligations, extend the time limit of the right as required by the Pledgee and maintain the pledge right in force during the term of the pledge right.

7.	During the term of the pledge right , if any of the following circumstances occurs, the Pledgor shall immediately inform the Pledgee in writing:

(1)	There is an application for cancellation, announcement of its invalidity, objection, sealing-up, freezing, supervision, litigation, arbitration, report for the loss and payment stoppage against the pledge right and other circumstances that affect the realization of the pledge right;

(2)	The Pledgor is forced to cancel or revoke his business license, ordered to close down or other causes for dissolution occur;

(3)	The Pledgor is applying for bankruptcy, reorganization and reconciliation or is forced to apply for bankruptcy and reorganization.

8.	The pledge right shall be free from other circumstances that will obstruct the Pledgee in realizing his pledge right.

Article V Efficacy of pledge right

The efficacy of pledge right extends to the accessory right of the pledge right, fruits and properties & rights as stated by the laws and regulations.

Article VI Transfer and custody of right certificate

1.	Where it is required to deliver the right certificate, the Pledgor shall, within one day since the date the Contract is signed, submit the relevant right certificate relevant to the pledge right under the Contract to the Pledgee. The Pledgee shall properly keep the right certificate delivered by the Pledgor.

2.	Where the pledge is made in the form of draft, promissory note, check, warehouse receipt, bill of lading, bond and other right certificates that must be transferred by means of endorsement, the word of “pledge” shall be endorsed.

3.	Where it is required to handle the registration for the pledge, the Pledgor shall, within / day since the date the Contract is signed, go to a relevant registration organization to handle the pledge registration and other legal procedures for pledge. The relevant original registration certificates shall be kept by the Pledgee. In case that the transfer of pledge or other event that needs change in registration occurs, the Pledgor shall assist the Pledgee in handling corresponding procedures for changing the registration.

4.	During the term of the pledge right, the Pledgor, without consent from the Pledgee, shall not give, transfer and license the pledge right to others or dispose of it in any other forms. If the Pledgor, with the written consent from the Pledgee, transfers and licenses the pledge right to others or disposes of it in other forms, the Pledgor shall use the proceeds gained herein to pay off the debts to the Pledgee in advance or place the proceeds in custody.

5.	During the term of the pledge right, in case of reduction in its value, the Pledgee is entitled to demand the Pledgor to provide a guarantee equivalent to the part of value reduced as approved by the Pledgee.

Article VII Transfer of pledge right

1.	In case that the Pledgee, prior to the confirmation of the claims secured at the maximum amount under the Contract, transfers part of the claims, the Pledgee is also entitled to transfer the corresponding pledge right.

2.	In case that the Pledgee, after the confirmation of the claims secured at the maximum amount under the Contract, transfers part of the claims, the Pledgee is entitled not to transfer the corresponding pledge right .

Article VIII Confirmation of claims guaranteed

In any of the following circumstances, the claims secured at the maximum amount under the Contract shall be confirmed:

1.	The term of claims expires. “Term expiration” includes the circumstance where the period for confirmation of the claims as agreed in Article I of the Contract expires, and the circumstance where the Pledgee announces that, pursuant to the laws and regulations set forth by the State or the Contract, the period for confirmation of the claims expires in advance. Where the Debtor violates the obligations under the Principal Contract or the Pledgor violates its obligations under the Contract, the Pledgee is entitled to announce a prior expiration of the period for confirmation of the claims.

2.	It is impossible to generate new claims.

3.	The pledge right is sealed up and frozen.

4.	The Debtor and the Pledgor are announced bankrupt or are revoked.

5.	Other circumstances as stipulated by the laws with respect to the determination of claims.

Article IX Realization of pledge right

1.	In any of the following circumstances, the Pledgee is entitled to exercise the pledge right. The Pledgee can directly negotiate or realize the pledge right , or convert the pledge right into money or have priority in satisfying his claims from the proceeds of auction or sale of the pledge right upon consultation with the Pledgor. If the proceeds are not enough to pay off the claims secured under the Contract, the Pledgee is entitled to select the use of the amount for repaying principal, interest, default interest, compound interest or expenses etc.

(1)	After the term for performance of any of the debts under the Principal Contract expires, the Pledgee is not paid off. “Term expiration” includes the circumstance where the period for performance of the debts as agreed under Principal Contract expires, and the circumstance where the Pledgee announces that, pursuant to the laws and regulations set forth by the State or the Principal Contract, the period for claims under the Principal Contract expire in advance;

(2)	The Debtor and the Pledgor are forced to cancel or revoke their respective business license, ordered to close down or other causes for dissolution occur;

(3)	A people’s court accepts and listens the bankruptcy application by the Debtor and Pledgor or decides reconciliation;

(4)	The Debtor and the Pledgor decease, are announced to be disappearing or dead;

(5)	The pledge right is applied for being cancelled, announcement of its invalidity, objected, litigated, arbitrated, sealed up, frozen, supervised or other mandatory measures are taken against it;

(6)	The Pledgor fails to offer corresponding guarantee as required by the Pledgee;

(7)	The Pledgor breaches the obligations under the Contract;

(8)	Other situations that severely affect the realization of the pledge right.

2.	In case that the date for realizing the draft, promissory note, check, warehouse receipt and bill of lading or picking up the pledge expire prior to the claims under the Principal Contract, the Pledgee is entitled to realize them or pick up the pledge, and use the proceeds gained from herein to clear off debts in advance or place them in custody.

3.	If the claims guaranteed in the Contract involve both real guarantee (including that provided by Debtor or a third party) and surety guarantee, the Pledgee can realize the claims against real guarantee or demand the surety to assume guarantee responsibilities. If the claims guaranteed under the Contract involve two or more real guarantees (including that provided by the Debtor), the Pledgee has right to exercise its pledge right against any or all of the hypothecated assets. In case the Pledgee has chosen one guarantee method/ hypothecated assets to realize claims, the Pledgee can also realize part or all of the claims through other guarantee methods/ hypothecated assets.

4.	If the Pledgor is a third party other than the Debtor and the Debtor provides real guarantee for the claims under the Principal Contract, where the Pledgee gives up the real right of pledge and the sequence of the real right of pledge or changes the real right of pledge, the Pledgor agrees to continue to provide pledge against the claims under the Principal Contract as agreed in the Contract. Such “real right of pledge” refers to the real right of pledge formed due to the pledge of the guaranteed assets provided for the claims under the Principal Contract.

5.	Where the Pledgor provides guarantee for debts between the Debtor and the Pledgee (including but not limited to several debts under the Contract) through the pledge right under the Contract, and the proceeds gained from converting the pledge right into money or auction and sale of it are not enough to pay off all due debts, the debts to be cleared off and order of offset shall be decided by the Pledgee.

Article X Return of right certificate

1.	Where the Debtor has performed all obligations under the Principal Contract, or the Pledgor has cleared off all claims guaranteed under the Principal Contract, the Pledgee shall timely return the right certificate to the Pledgor.

2.	The Pledgor shall timely receive the right certificate with respect to the pledge. In case that the Pledgor rejects to receive it, the Pledgor is entitled to place it in custody at the expense of the Pledgor.

Article XI Default responsibilities

1. In case that the Pledgor is in any of the following behaviors, the Pledgor shall pay liquidated damages at 5% of the maximum balance regarding the claims guaranteed under the Contract to the Pledgee; if losses are caused to the Pledgee herein, the Pledgor shall also make a full compensation:

(1)	The Pledgor has not acquired the legal authorization required for the pledge under the Contract;

(2)	The Pledgor has not let the Pledgee be informed in faith of the circumstances in which the pledge right is co-owned, disputed or applied to be revoked and announced its invalidity, objected, sealed up, frozen, supervised, litigated, arbitrated, reported for loss and stopped for payment etc;

(3)	The Pledgor fails to submit the right certificate and handle procedures for endorsing or registering the pledge as agreed in the Contract;

(4)	The Pledgor, without written consent from the Pledgee, disposes of the pledge right at its own discretion;

(5)	The Pledgor fails to provide corresponding guarantee as required by the Pledgee;

(6)	Other acts that breach the Contract or affect the Pledgee in realizing the pledge right.

2. In case that the right certificate is damaged or lost due to improper custody by the Pledgee, and damages and losses are caused to the Pledgor herein, the Pledgee shall assume corresponding liabilities for compensation.

Article XII Expenses bearing

The bearing of the expenses to be paid to the third party by both parties for performing the Contract shall be determined by both parties through negotiation. If it fails to negotiate or no results are made through negotiation, both parties shall assume the expenses according to laws and regulations.

The laws and regulations referred to under the Contract include the laws, administrative regulations, local regulations, rules, judicial interpretation and other stipulations of the People’s Republic of China with legal effect.

Article XIII Period for raising an objection to the right of cancellation

In the event that the Pledgee exercises the right of cancellation according to law, regulations or Contractual agreements, the period for the Pledgor to raise objections is seven working days since the date when the Pledgee notify the Pledgor in oral, writing or other forms.

Article XIV Dispute resolution

If any dispute occurs due to the performance of the Contract, it can be resolved by the parties through negotiation, or by the first method as the following:

1.	Litigation. The people’s court where the Pledgee is located has the final jurisdiction.

2.	Arbitration. The dispute can be submitted to / (full name of an arbitrary organization) for arbitration according to its arbitration rules.

3.	During the period of litigation or arbitration, the articles not involved in the dispute under the Contract shall be continuously performed.

Article XV Miscellaneous

1.	The Pledgor shall initiatively know about the operation state of the Debtor and how the transactions under the Contract are incurred and performed. The Principal Contract and relevant legal documents or certificates with respect to the transactions under the Contract shall not be sent to the Pledgor again.

Article XVI Validation of the Contract

The Contract shall take into effect since the date when the parties sign or affix their seals on it.

Article XVII The Contract is in two originals, each for the Pledgee, the Pledgor and the Debtor, with the same legal effect.

The Pledgor declares: The Pledgee has prompted relevant articles (especially those in boldface) to us and made explanations, as required by us, for the concepts, contents and legal effect of relevant articles, we have got known about and understood the above articles.

Pledgee (Seal): Agricultural Bank of China Limited, Qingxi Sub-branch in Dongguan (Sealed)	Pledgor (Seal) Dongguan Lite Array Co., Ltd. (Sealed)

Responsible Person or Authorized Representative	Legal representative or Authorized Representative: Shen Shu Ain

Pledgor (Seal)	Pledgor (Seal)

Legal Representative or Authorized Representative	Legal Representative or Authorized Representative

Date of Contract: December 20, 2012

Location of Contract: Qingxi

The Debtor declares: I have received the above the Maximum Amount Pledge Rights Contract and have no objections to all the articles in it.

Debtor (Seal): Dongguan Lite Array Co., Ltd. (Sealed)

Legal Representative or

Authorized Representative: Shen Shu Ain

Date of Signature: December 20, 2012

The Contract Filled by: The Contract Reviewed by:

The Contract witnessed by: